Exhibit 5.1

February 28, 2022

Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, NJ 08512

Re:          Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-253756) (as amended or supplemented, the “Registration Statement”) filed on March 2, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Rocket Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $500,000,000 of any combination of securities of the types specified therein.  The Registration Statement was declared effective by the Commission on September 10, 2021.  Reference is made to our opinion letter dated March 1, 2021 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 28, 2022 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to $200,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), covered by the Registration Statement.  The Shares are being offered and sold by the sales agent named in, and pursuant to, a sales agreement by and between the Company and such sales agent.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by a duly authorized committee of the Company’s board of directors from time to time (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”:  (a) the approval by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the Sales Agreement and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval and the Sales Agreement.

Rocket Pharmaceuticals, Inc.
February 28, 2022

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that, upon Future Approval and Issuance, the Shares will have been duly authorized and validly issued and will be fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement.  We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP